SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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From time to time, Engine No. 1 LLC (“Engine No. 1”) may make the posts attached hereto as Exhibit 1 to its social media channels. Some of these posts reference a Financial Times article that was published on April 25, 2021, reproduced here as Exhibit 2. Other posts reference a Forbes article that was published on April 29, 2021, reproduced here as Exhibit 3. Other posts reference an article published by Climate Action 100+ on April 27, 2021, reproduced here as Exhibit 4. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 1

Reenergize XOM

Vote the WHITE proxy card today to:
1. Protect your investment
2. More closely tie CEO compensation to shareholder return
3. Help #ExxonMobil make the energy transition to avoid becoming obsolete over the long-term

https://bit.ly/2KtAwfm #OOTT

https://bit.ly/33dv6Lx

Forbes

By ignoring the economic realities of climate change, ExxonMobil has been on a path of value destruction for 10 years. This problem can be solved. Shareholders need to vote for all four in a slate of highly qualified board directors with broad energy ex...

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Reenergize XOM

Vote the WHITE card for long-term, sustainable value creation and protection of your dividend!

Here's how to vote: https://bit.ly/3m3an5C #OOTT

https://bit.ly/3eUejma

EXXON
Car Wash
3.75 9/10
4.01 9/10
EXXON
EXXON

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Reenergize XOM

We believe that for years, #Exxon's current Board has jeopardized your dividend through wasteful spending & flawed capital allocation strategies.

#OOTT

Vote the WHITE proxy card today. Here's how to vote: https://reenergizexom.com/how-to-vote/

https://www.ft.com/content/5ab010de-43c8-4b60-80f2-020f01...

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Exhibit 2

Exxon faces ‘existential’ risk over fossil fuel focus, activist investor warns

Hedge fund Engine No 1 steps up drive to overhaul board, pointing to oil group’s ‘value destruction’

Derek Brower in Chicago and Justin Jacobs in Washington

April 25, 2021

ExxonMobil faces an “existential business risk” by pinning its future on fossil fuels as governments move to slash emissions, an activist hedge fund will tell investors in the final push to overhaul the oil major’s board.

“ExxonMobil still has no credible plan to protect value in an energy transition,” said an 80-page investor presentation seen by the Financial Times, in which Engine No 1 excoriated the company’s “value destruction” and “refusal to accept that fossil fuel demand may decline”.

The energy company “touts its efforts in areas like carbon capture and biofuels”, the document said, but those efforts have “delivered more advertising than results”.

Exxon has captured less than 1 per cent of its own emissions once the pollution from its sold products was included, Engine No 1 said.

Engine No 1 was started last year by hedge fund manager Chris James, best known as a tech investor, and Charlie Penner, who previously agitated against Apple while at Jana Partners and is behind the Exxon campaign.

The effort to overhaul Exxon’s board is among the most-watched US shareholder proxy battles in years and highlights a broader test for corporations and Wall Street as climate change risks rise up investors’ agendas.

In December, Exxon announced a target of a 15 to 20 per cent reduction by 2025 of its greenhouse gas “intensity”, a measure of pollution per barrel produced, alongside plans to curb methane emissions and flaring. The plans were “consistent” with the Paris climate pact goals, it said.

But Engine No 1’s document claimed Exxon’s total emissions, including from the products its sells, will rise by 2025.

“Arguing that reducing emissions intensity . . . while ExxonMobil continues to pursue production growth and thus increases overall emissions, puts it on a ‘Paris consistent’ path, fails the basic test of logic,” the document said.

Institutional investors including BlackRock and Vanguard, Exxon’s two largest shareholders, have been vocal about making climate concerns central to their investing strategies. Neither has publicly disclosed its position on the Exxon fight.

In response, Exxon cited a recent letter to shareholders warning them not to be “deceived by a months’ old hedge fund” with a “vague plan” that threatened the company’s future. The company said it would keep investing in “low-cost, high-return” oil assets to protect its dividend, repay debt and invest in its low-carbon plans.

Engine No 1, which holds a $50m stake in Exxon, launched its proxy battle in December, proposing four board members for election at the company’s shareholder meeting in late May. It won support from Calstrs, a large pension fund, and the Church Commissioners for England.

Exxon has made much of the public running lately, announcing board appointments, including Jeff Ubben, an activist social investor, and a low-emissions business line and endorsing industry calls for a price on carbon. In January, the company began disclosing its scope 3 emissions, or pollution from the products it sells.

Hedge fund DE Shaw also took an activist position in Exxon last year, calling for steep spending cuts. It will vote for the company’s slate at the AGM, said people familiar with its thinking.

But on Friday, New York state’s pension fund, the third-largest public pension fund in the country, announced it would back the Engine No 1 board candidates.

“Exxon’s board needs an overhaul,” said the New York State Comptroller Thomas DiNapoli. “We continue to be deeply concerned about Exxon’s failure to manage climate risk and refusal to heed calls to transition to a lower carbon future.”

Engine No 1’s investor presentation also sought to tap shareholder discontent with the company’s financial performance, including years of heavy spending and mounting debts.

As the pandemic shattered crude markets last year, Exxon — the world’s most valuable company by market capitalisation less than a decade ago — recorded four straight quarterly losses, was booted from the Dow Jones Industrial Average and wrote off almost $20bn of assets.

But the fund claimed that Exxon destroyed $175bn of value in the decade before the pandemic, while total shareholder returns were 28 per cent, compared with an average of 85 per cent for Chevron, Shell, Total, and BP.

The company last year sharply reduced planned capital spending and has announced slower production growth targets.

Exxon’s share price has risen about 35 per cent since the start of the year, outperforming both the S&P 500 and Exxon’s main peers.

But while rivals such as BP have begun a pivot to cleaner energy, the US major has staked its future on large oil projects in the US shale patch, offshore oilfields in Guyana and Brazil and refining and petrochemicals.

Exxon argued that even as the world moves to decarbonise, oil and gas will remain crucial to the global economy, rewarding its investments in production. It also remained sceptical of the renewables and net-zero emissions commitments made by rival oil companies including BP.

“What can we bring to those opportunities other than a cheque book?” chief executive Darren Woods said to the FT in March, referring to renewables.

Last week, Exxon floated the idea of a $100bn carbon capture project on the US Gulf, but said a carbon price would be necessary to make it work.

The investor deck from Engine No 1 described the “theoretical” project as an “advertising blitz” that “lacked any real substance”.

“The entire concept is reliant on the concept of a carbon tax, which has little chance of passage currently in the US, and would decimate oil and gas demand if it did,” the fund’s document says.

Exhibit 3

ExxonMobil’s Investor Magical Mystery Tour (Is Waiting To Take You Away!)

Robert G. Eccles, Contributor

Tenured Harvard Business School professor, now at Oxford University.

April 29, 2021, 05:19pm EDT

My Oxford colleague Professor Colin Mayer and I have written before about the campaign Engine No. 1, a new and small hedge fund, is waging against the oil and gas giant ExxonMobil. The purpose of their campaign is to place four directors on the board who can help the company create a business strategy that is both financially and environmentally sustainable. It is absolutely essential that all four be elected.

By way of a little context, ExxonMobil has dramatically underperformed its peers over the last 10 years (-57.2 percent in total return pre-COVID). Since 2010 its credit rating has been downgraded twice by S&P, which has put it on negative watch. Contributing to this downgrade is that its net debt has ballooned from $7 billion in 2010 to $63 billion in 2020. This debt has been used to fund projects at a spending rate greater than any of its peers, projects that require the highest oil breakeven price of any of its peers in order for them to be profitable. It has no credible plan to protect and create value during the inevitable energy transition.

A concise summary of the reality of ExxonMobil’s corporate strategy is, “As long as there’s oil and gas out there, we’re gonna drill for it. No matter the cost and how much money we lose in doing so.” An equally concise summary of their (roll up, roll up) Magical Mystery Tour strategy is, “Hey, not to worry. Thanks to our amazing efforts in carbon capture and storage, with a little bit of help from our algae friends, all will be well!”

These are admittedly concise summaries, so let me dig into each. I’ll start with the reality of what ExxonMobil has done and plans to do, taken from a brilliant 81-page analysis by Engine No. 1, “Reenergize ExxonMobil // Investor Presentation.” I will then take you on the company’s Mystery Tour (which is hoping to take you away) in its response to Engine No. 1: “Growing Shareholder Value in a Lower-Carbon Future,” an SEC filing, no less.

Engine No. 1’s analysis addresses six issues, provides some very constructive suggestions for how ExxonMobil can play an important role in creating a low-carbon future, and provides long-term demand projections which challenge many of the company’s basic assumptions. The document is a nice combination of careful empirical analysis, expert commentary, and points out contradictions and flaws in the company’s statements.

  Issue #1—Failure to Position ExxonMobil for Long-Term Value Creation: The company’s core plan is based on overly optimistic assumptions about demand growth for oil and gas. ExxonMobil is trying to shift the conversation to emissions intensity rather than total emissions and arguing that Scope 3 emissions are society’s problem, not its problem. It is investing in a large number of projects that will achieve mediocre returns. Among listed oil and gas companies, it scores the lowest in a Bloomberg Business Model Transition Score, and between 2015-2020 its low-carbon investments as a share of capital expenditures were the lowest of any oil and gas company (significantly less than 0.1 percent).

     Issue #2—Rhetoric Does Not Address Long-Term Business Risk from Emissions: I’m just guessing, but based on the numbers from Engine No. 1, I wouldn’t be surprised if ExxonMobil is spending more on advertising its miniscule efforts in things like carbon capture and storage (CCS) and biofuels (although it did do a cute commercial in which it said “Algae are amazing little critters...”) than the projects themselves. It has projected a wildly overoptimistic trajectory for carbon emission reductions, its carbon emissions intensity will increase through 2025, and yet laughably argues that it is in conformance with the Paris Agreement. It is completely unprepared for a carbon tax which would smack its gas business hard, a business it projects to be a major source of growth.

     Issue #3—Lack of Capital Allocation Discipline: The numbers here somewhat boggle the mind; they make you wonder if executive management and the board care about numbers at all. Returns on upstream projects (75 percent of capital expenditures) have been declining for years, even in times of high oil prices. The productivity of these expenditures has decline dramatically from 39-barrel oil equivalent (BOE) per $1,000 invested to less than 8 today. Its capital expenditures have outpaced cash generation and it is spending much more dramatically than its peers. This has all added up to the company entering the Value Destruction Zone (return on capital vs. weighted average cost of capital) in 2015 and projected to remain there through 2023.

ExxonMobil-Upstream Production (BOE) per thousand dollar of Upstream Capital Employed

ENGINE NO. 1

     Issue #4—Little Reason to Trust Newfound Spending Discipline: The company has flip-flopped on its spending plans. Late last year, no doubt under pressure from the Engine No. 1 campaign, it announced spending cuts. A few days later it was like, “Uh, just kidding. We’re still gonna go get that oil and gas, just delaying it a bit.”

     Issue #5—Lack of Successful and Transformative Energy Experience on the Board: The company has a history of putting together good-looking gender and racially diverse boards of big-name CEOs from big name companies. None of them have had any energy experience.  In a process rife with problems, ExxonMobil appointed three new directors. Two have no energy experience, a cable guy and a hedge fund manager. The third one is from a state oil and gas company that has no shareholders and a company with which ExxonMobil has had a long-term business relationship.  Yet when Engine No. 1 proposed four people with outstanding experience across the energy spectrum, rather than even meeting with them, the board packed itself with these three new directors.

     Issue #6—Misaligned Incentives: In a feat of compensation structure magic, the CEO’s stock awards (60 percent of compensation) have gone from 132,000 in 2017 to 205,000 in 2020. During that same time period, the company’s market cap has gone from around $350 billion to around $176 billion. I mean, if the stock price is going down, you have to give the CEO more shares to pay rent and buy groceries, right?

ExxonMobil in the Value Destruction Zone

ENGINE NO. 1

And now, here’s my invitation for you to Step Right This Way! for the Mystery Tour (no need to make a reservation). The tour begins with a little chest beating with big numbers and how the company has the “Right strategy, strong performance, world class board.” It takes a few pot shots at Engine No. 1 about not engaging, a nice wave of the Wizard’s Wand from a company famous for not engaging with its investors. In a series of beautifully designed, multicolor graphics it eloquently waxes on about the energy transition and economic growth, low carbon solutions, how much they mean to the company, and how uniquely positioned the company is to pursue them with its strong capabilities. Particular flourish is given to biofuels and CCS. The company projects that their amazing little critters will produce around 10,000 barrels in 2025, about 0.02 percent of the company’s total refining capacity. These critters need to make more babies soon, and they all have to work harder!

But the really magical fantasy part (satisfaction guaranteed) is in the company’s discussion of carbon capture and storage (CCS), beginning on p. 13. Then the rabbit pops out of the hat on p. 15 with plans for the Houston CCS Innovation zone. The company is so enamored of CCS that it has produced advertisements of how it’s going to spend $100 billion on this to mitigate around 100 million tonnes of CO2 annually. Sounds good, right? But here’s where the magic starts to fade. Much of the captured carbon is going into forcing more oil out of the ground. The project is also not viable without a tax on carbon, a tax which would basically gut the company’s entire business model.

Reflecting on this elegant legerdemain, Professor David Victor, a convening lead author for the Intergovernmental Panel on Climate Change (IPCC), observed that, “Here’s the sad truth on this PR exercise. ExxonMobil’s Houston project does not exist. Nor are there any signs that the vision, for which the firm has offered barely more detail than a college book report, is being readied for investment. The project’s $100 billion-plus price tag isn’t something ExxonMobil plans to pay for itself—instead, it wants massive government support.”

Andrew Logan, Senior Director Oil & Gas at Ceres, further explained, “Exxon is counting on carbon capture as a get-out-of-jail free card that will allow it to continue growing oil and gas production and still somehow align with a Paris-compliant trajectory. The problem is that CCS has been 15 years from commercial scale-up for the past 15 years, and this announcement doesn’t do anything concrete to speed up the process. If Exxon actually believed in the potential of CCS, it would set a net zero Scope 3 target as Oxy has done. That it hasn’t suggests that even Exxon doesn’t believe its rhetoric on carbon capture.”

So your taxpayer dollars would be going to help save ExxonMobil’s business model for a technology which is unproven at any meaningful scale. In the meantime, some of its more thoughtful competitors are investing in proven and profitable renewable energy technologies.

I realize ExxonMobil was hoping to take you away on their tour and maybe you were hoping it would give you everything you need. But now it’s time to wake up and get back to reality. What can the company do to get itself out of the deep hole it’s dug for itself over the years? It’s actually pretty straightforward. It’s not conceptually difficult but it will require a change in mindset and a big dose of humility, both no doubt hard for this company’s executive team and board to swallow.

Engine No. 1 has four sensible recommendations that will benefit investors, the environment, and the company itself that involve board composition, long-term strategy, capital allocation, and incentives.

Engine No. 1’s Four Recommendations for ExxonMobil

ENGINE NO. 1

First, and this is absolutely essential, the company needs four new board members: Greg Goff (proven value creator in the oil and gas industry), Kaisa Hietala (same and also proven value creator in oil and gas transition), Anders Runevad (deep understanding of impact of technological change and falling costs on various forms of energy), and Alexander Karsner (decades of energy experience, regulatory experience, and expertise in new energy technologies). Commenting on these nominees, Aeisha Mastagni, a Portfolio Manager within the Sustainable Investment & Stewardship Strategies Unit at CalSTRS, which is supporting the Engine No. 1 slate, commented that, ““ExxonMobil needs directors with expertise in energy and other industries under transition to effectively position the company for the long term. These candidates have the skills necessary to address ExxonMobil’s financial underperformance, align incentives with shareholder value creation, and prepare ExxonMobil for the global energy transition. We hope to see broad support for all four candidates.”

Engine No. 1’s Nominations for the Board of Directors at ExxonMobil

ENGINE NO. 1

A revived board with the requisite expertise can then work with Chairman and CEO Darren Woods to craft a long-term strategy that gradually but purposefully repositions the company to succeed in a decarbonizing world. In its Mystery Tour the company complains that Engine No. 1 has not put forth a credible plan. Obviously, for it to do so would require information from inside the company.

The long-term strategy must include a long-term commitment to a coherent returns-focused strategy, something the company has consistently proven it is unable to do. With the right board, only the capital expenditures which make economic sense would be approved. Here the company would benefit from reading “Energy Transformations: Technology, Policy, Capital and the Murky Future of Oil and Gas“ which Victor wrote in collaboration with Engine No. 1.

Finally, the proper incentive structure needs to be put in place which rewards management for creating shareholder value and not rewarding them for destroying it. This would include consistent metrics with disclosed preset weightings and targets, with more cost management and balance sheet-focused metrics; measuring value creation not just by reference to the oil and gas industry but to the overall market; and metrics tied to the energy transition. Examples include BP (40% weight), Shell (20%), and Total (25%).

In addition to CalSTRS, other major investors are coming out in favor of Engine No. 1’s slate of directors and plan, including CalPERS, the Church of England pension fund, and the New York State Common Retirement Fund. Anne Simpson, Managing Investment Director of Board Governance & Sustainability at CalPERS, and the investor representing Climate Action 100+ in its engagement with ExxonMobil stated that, ““Investors need climate competent boards to oversee the complex and vital task of developing credible strategies for managing the risks and opportunities of climate change. That can’t wait. As fiduciaries we need to ensure boards are equipped with the talent, skills and experience to get the job done.”

Engine No. 1’s campaign is a watershed moment in the needed energy transition. It has targeted exactly the right company to make the point. This is a moment of truth for all the asset owners and asset managers who have pledged their commitment to a net-zero world, as well as for the proxy voting firms, Glass Lewis and ISS.

Investors will vote their shares at the May 26 shareholder meeting. They have a choice to make. They can roll up, roll up with the company on its Magical Mystery tour. It will take them away to a place where they don’t want to be. More shareholder value destruction and more carbon poisoning our world.

Or they can vote for the Engine No. 1 slate. And, again, they need to vote for the entire slate in order for the board to have the critical mass it needs to put a new strategy in place. I am hoping that ExxonMobil’s shareholders will make the right decision. It’s a decision that matters to all of us.

Exhibit 4

CLIMATE ACTION 100+ INVESTORS SUPPORT NEW EXXONMOBIL SLATE OF DIRECTORS WITH CLIMATE AND INDUSTRY EXPERTISE

27th April 2021

Investors also flag additional governance resolutions as it engages to hold the largest corporate emitters accountable for progress on climate change

Three of the largest investor signatories to Climate Action 100+ announced their plans to vote for a new slate of directors at ExxonMobil nominated by an investor, following the recent release of the Climate Action 100+ Net Zero Company Benchmark. The Benchmark showed that ExxonMobil, a focus company of the initiative, is not meeting investor expectations for long-term greenhouse gas emissions reductions.

The California Public Employees Retirement System (CalPERS) on Monday joined New York State Common Retirement Fund and the California Teachers Retirement System (CalSTRS) in saying they would vote for a slate of proposed directors nominated by Engine No. 1, an activist investment firm focused on sustainability.

“CALPERS IS SUPPORTING ADDITIONAL BOARD REFRESHMENT DUE TO THE LONG-TERM FINANCIAL UNDERPERFORMANCE AT EXXONMOBIL AND THE NEED FOR A GREATER DEPTH OF SKILL SETS AND EXPERIENCE ON THE BOARD TO ADDRESS THE SIGNIFICANT CHALLENGES THE COMPANY FACES,” SAID SIMISO NZIMA, CFA, INVESTMENT DIRECTOR AND HEAD OF CORPORATE GOVERNANCE AT CALPERS. “IN ORDER TO EFFECTIVELY OVERSEE THE TRANSITION TO A LOW-CARBON ECONOMY, WE BELIEVE THE BOARD WOULD BENEFIT FROM ADDITIONAL EXPERTISE IN BOTH ITS CORE BUSINESS AND IN RENEWABLE ENERGY TECHNOLOGIES.”

The board directors are described as able to fill current expertise gaps in Exxon’s board with energy industry transformation experience and have driven performance and profitability at major energy companies. They include: Greg Goff (formerly President and CEO of Andeavor, a leading petroleum refining and marketing company), Kaisa Hietala (geophyicist who ran the renewable business at Finnish refiner Neste), Andy Karsner (former US Assistant Secretary of Energy under George Bush), Anders Runevad (former CEO of Vestas.)

CalPERS is also supporting the following ExxonMobil directors: Michael Angelakis, Susan Avery, Angela Braly, Ursula Burns, Kenneth Frazier, Joseph Hooley, Jeff Ubben, and ExxonMobil CEO and Chair, Darren Woods.

Climate Action 100+, the largest investor climate initiative in the world with 570 investors managing a combined $54 trillion in assets, is building momentum around key proxy resolutions headed for shareholder votes in coming weeks. Ceres is a co-founder of Climate Action 100+ and supports the coordination of North American engagements.

The initiative, whose size and roster of signatories make it very influential in the investment world, is flagging 14 key shareholder proposals worthy of consideration by other investors because they advance the goals of Climate Action 100+. Those goals are reducing global emissions to net zero, improving corporate climate governance and strengthening climate-related financial disclosures. The 14 flagged resolutions have been filed at Berkshire Hathaway, Bunge, Caterpillar, Chevron, Delta Airlines, Dominion Energy, Duke Energy, two at ExxonMobil, General Electric, General Motors, Imperial Oil, Phillips66 and United Airlines.

In an unusual development General Electric and Bunge Ltd each have recommended that their shareholders vote for the flagged resolutions investors filed. The General Electric resolution seeks evidence of its progress on Net Zero Company Benchmark metrics for reducing Scope 3 emissions, and at Bunge Ltd. a resolution asks management to develop a policy on reducing deforestation in its supply chain. The resolution notes Bunge was linked to at least 48,725 hectares of deforestation risk since 2015 and to 16,942 fire alerts in 2020.

Disclosure of fundamental climate-related risks is the issue sought in a resolution filed at Berkshire Hathaway which shareholders will vote on May 1. Filers Hermes Investment Management, Caisse de depot et placement du Quebec, and CalPERS, request that Berkshire’s board of directors publish an annual report on how the company manages physical and transitional climate-related risks and opportunities. Their resolution asks that the report comply with Task Force on Climate-Related Financial Disclosures (TCFD) guidelines. CalPERS has stated that it will vote against director members of Berkshire’s Audit and Governance Committee ““for failing to provide accurate and timely disclosure of environmental risks and opportunities, such as those associated with climate change.”

Flagged resolutions asking for reports on the financial risks to the company posed by the climate crisis were filed at Chevron and at ExxonMobil. “Investors are also calling for high-emitting companies to test their financial assumptions and resiliency against substantial reduced-demand climate scenarios, and to provide investors insights about the potential impact on their financial statements,” reads the resolution field at Chevron by As You Sow.

Flagged resolutions filed by the New York City Comptroller’s Office at Dominion Energy and Duke Energy seek a separation of the role of board chair from the role of CEO. “An independent Board chair can help ensure that the CEO is accountable for managing the company in alignment with the long-term interests of its shareowners. It can also help strengthen the quality of the board’s questions,” the resolutions note.

The keen investor interest in moving companies to be more aggressive on climate governance and climate action comes as more than 400 companies and investors wrote a letter to the Biden administration urging a strengthened U.S. commitment to the Paris Agreement of a 50% reduction in emissions by 2030 as a key interim step to reach net zero emissions by 2050.

On Earth Day, President Biden announced a new U.S. Nationally Determined Contribution (NDC) of a 50-to-52% reduction in emissions by 2030 from 2005 levels. He was hosting government heads of state from 40 countries at his Leaders Summit on Climate, a virtual convening at which many other countries also upped their nations’ NDC commitments as parties to the Paris Agreement.